Exhibit 99.2

Mitesco Provides Shareholder Update  on Restructuring, Expansion of Its Advisory Board, and Introduction of A.I.-Based Application Software for Sales Automation

VERO BEACH, FL - (NewMediaWire) – October 29, 2024 - Mitesco, Inc. (OTC:MITI, “the Company”) today announced it has finalized over $8 million in the restructuring of its debt and senior equity, with a goal to extinguish virtually all obligations by December 31, 2024. It also announced it has added two (2) additional professionals to its recently formed Advisory Board. Lastly, its Vero Technology Ventures arm has begun evaluation of both existing cloud computing solutions providers, and its own A.I. based application aimed at sales automation.

Restructuring and Expansion Plans for FY2025

“We are working aggressively to eliminate all of our legacy liabilities before year-end to reduce our costs and position the company for  meaningful expansion in 2025,” said Mitesco CEO Mack Leath “Already, holders of over $8 million in debt and senior securities have converted into common stock at $4 per share, and we expect a majority of the remaining liabilities to follow over the next few weeks. For our accredited institutional investors, we are creating a new Series A Amortizing Preferred stock which bears no interest and provides for redemption with cash or restricted common stock, or conversion, over the next 36 months. These same investors have provided the funding during FY2024 for our rebuilding process, and their continued support will help to strengthen our business plans going forward.”

Regarding Mitesco’s Centore data services division (www.centcoreusa.com) and the newly-formed Vero Technology Ventures subsidiary, Mr. Leath explained, “Our data center business is making progress establishing itself in the market, and with our two (2) newly appointed directors we expect to accelerate gains in key accounts, and in the data center operations as well. Our Vero Technology Ventures arm is actively reviewing potential early stage cloud computing solution vendors and is developing its own artificial intelligence (A.I.) based application set. The new “Robo” application utilizes A.I. to promote more efficient sales and marketing within certain markets, and with highly targeted market research. Our initial implementation is aimed at residential real estate sales and marketing, with longer-term applications in both direct-to-consumer and B2B markets.”

Advisory Board Expansion

The current board comprises individuals with specific expertise to assist Mitesco in finding and evaluating qualified companies and businesses for integration into the public holding company. The Advisory Board is a non-executive board, and its participants shall not be subject to any of the regulations under Section 16 of the Securities Act. Each member of the Advisory Board has been issued 75,000 shares of restricted common stock in consideration of their contributions for a 12-month term.

The latest appointments to the Advisory Board are executives whose careers have focused on data center business development and data center systems software, as noted here:

Gabriel Crawford has over 20 years’ experience in data center development from site selection, design/ build/ engineering services, and, most recently, hyperscale and AI co-location leasing.

Most recently, Mr. Crawford was at Dallas-based Center Square DC, which specializes in delivering a comprehensive suite of colocation and data center services with more than 50 data centers owned and operated. Prior to that engagement, he was with Chirisa Investments creating long-term value for customers in digital infrastructure, communications and real estate. While at Digital Fortress, a privately-held data center colocation company based in Seattle, Washington, he managed more than 1,500 clients who entrusted their applications and servers to their mission-critical facilities and network with data centers in Seattle, WA, Tukwila, WA, Lynwood, WA, Denver, CO and Chicago, IL. Earlier in his career, Mr. Crawford held positions at both early stage and mature data center operators, in addition to offering consulting services. His educational background includes a bachelor’s degree from the University of Maine. He is based in Vero Beach, Florida.

Jim Clifton is a senior sales and marketing executive focused on systems software, data analytics and innovative implementation to improve productivity across corporations and workforces worldwide.

Most recently, Mr. Clifton drove sales at Alteryx, an intuitive, code-free platform for data preparation, blending, analytics, and automation. Prior to that he was with VMware, developing both cloud and on-prem business to expand the utilization of systems across disparate users. While at Cumberland Group he headed a practice aimed at IoT productivity using real-time dashboards and other online tools. At Star Mobile he focused on mobile application implementation of corporate cloud-based applications. Other professional sales and management positions included Citrix, Symantec and Verisign, where he oversaw implementation of new technologies for key corporate clients. Jim’s education includes a bachelor’s degree from the University of Georgia and a master’s degree from Mercer University. He is based in St. Simons, Georgia.

About Mitesco, Inc. and Centcore, LLC

Mitesco (www.mitescoinc.com & www.centcoreusa.com) are seeking to build a growth-oriented company, providing products, services and technology to make accessible, higher quality and more affordable solutions to corporate clients. Its newly-formed Vero Technology Ventures arm is focused on development and acquisition of cloud-based applications for both direct to consumer and B2B markets. The Mitesco team is experienced in both start-ups and turnarounds and plans to employ both organic and acquisition strategies for growth.

Contact:

Mitesco Investor Relations

Jimmy Caplan

jimmycaplan@me.com

512.329.9505

Mitesco Media Relations

Rick Eisenberg

eiscom@msn.com

917-691-8934

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the expected foreclosure of several of our clinics. Words such as "expects," "anticipates," "aims," "projects," "intends," "plans," "believes," "estimates," "seeks," "assumes," "may," "should," "could," "would," "foresees," "forecasts," "predicts," "targets," "commitments," and variations of such words and similar expressions are intended to identify such forward-looking statements. We caution you that the foregoing may not include all the forward-looking statements made in this press release.

These forward-looking statements are based on the Company's current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company's control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the ability to obtain additional financing; the risk that commenced and threatened litigation may result in material judgments against the Company; and other risks and uncertainties included in the Company's reports on Forms 10-K, 10-Q, and 8-K and in other filings the Company makes with the Securities and Exchange Commission from time to time, available at www.sec.gov.